                       Software Rights Agreement between:

RICHARD SMITTEN
1752 N.W. 3rd Terrace  Ste. 118C
Fort Lauderdale, Fl.  33311
Phone 954-524-1452  Fax 954-462-7916
Email  Rsmitten@aol.com

AND

To:
jesselivermore.com Inc.
1752 N.W. 3rd Terrace  Ste. 118C
Fort Lauderdale, Fl.  33311

Dated January 22, 1999

jesselivermore.com and Richard Smitten agree to develop a software package that will follow the trading principles of Jesse Livermore as out lined in his two books listed below. This software will simulate actual trading. The software will also create a "Virtual Stock Market World" that uses "Virtual Money" to avoid losing any real money, while allowing the trader to feel like he is trading the market:

        The first book to be published in December of 1999 and is called:
                "Jesse Livermore: World's Greatest Stock Trader"
           written by Richard Smitten and published by Traders Press.

                           The second book is called:
                 To be published in February of 2001 is called:
               "How To Trade in Stocks" written by Jesse Livermore
                   with additional updates by Richard Smitten.
                Both these books were published by Traders Press.

     In addition to the overall software trading program, jesselivermore.com will also design a software game format that will allow a subscriber to trade in a Virtual Wall Street World using Virtual Money so they cannot lose real money.
This game will be based on the "base Livermore software trading system."

     Examples of some software features, but not all, of the expected program capability are attached they include:

         Timing:

         1. Break outs to new highs with heavy volume.
         2. Identifying Pivotal Points and Continuation Pivotal Points
         3. Identifying One Day Reversals and Spikes
         4. Identifying Breakouts From A Consolidating Base
         5. Implement a System for Top Down Trading
         6. System To Implement Tandem Trading
         7. Identifying Direction of the Current Market
         8. Identifying Leading Sectors
         9. Identifying Leading Groups
         10. Building Stock Universes
         11. Pin pointing stocks that have had an increase in volume of more than 50% of normal Volume.

         Money Management

         10. Portfolio/Probes Table
         11. Stop Loss Notification
         12. Overall Portfolio Management Table

     The completion of the 12 points outlined above, plus any others that may be agreed upon, will be completed, on a timely basis from the effective date and these will be fully operational on the Internet at that time.

     In return for 6,000,000 common shares of jesselivermore.com, I, Richard
Smitten, therefore, agree to grant permission to use my two books to develop the above mentioned software program. This will be an exclusive grant of rights and include total access to both my books: "Jesse Livermore: World's Greatest Stock
Trader" and "How To Trade in Stiocks" by Jesse Livermore and Richard Smitten as
published by Traders Press of Greenville South Carolina. The permission would include both these books and all subsequent editions of my book, including versions made by nonprofit organizations for use of blind or physically handicapped persons, and in all foreign-language translations and other derivative works published or prepared by Traders Press Inc. or its licensees, for distribution throughout the world.

Agreed to and signed  /s/  Richard Smitten

Date  January 22, 1999

Agreed to and signed  /s/ Richard Smitten on behalf of

SMS and jesselivermore.com

Date  January 22, 1999